EXHIBIT 99.1

Bantec Enters Agreement to Offer Covid 19 Cleaning Products

Little Falls, NJ – June 8, 2020 - Bantec, Inc. (OTCPINK:BANT) (“Bantec” or the “Company”), Bantec, Inc., a product and service company, announces that it signed an agreement with CleanSmart to offer sanitizer cleaning stations and viral disinfecting kits utilizing the proprietary Eniro-pro cleaning product which is EPA compliant to combat Covid-19, to banks, cafeterias, universities, hospitals, manufacturers, restaurants and many other institutions via direct sales and its new online store.

Michael Bannon, Bantec’s Chairman and CEO stated that “we are excited to help fellow Americans during this pandemic. We want to help corporations safely get their employees back to work and keep them Covid free now and in the event of a second wave of the outbreak. Kept in visible locations, our sanitizer cleaning stations house the necessary cleaning products needed to keep all environments Covid-free. For example, after a bank customer opens a checking account and leaves, the bank employee can immediately grab sanitizing materials from our station and quickly clean his or her cubical and have it ready for the next customer. In addition to direct sale approach, we intend to offer our sanitizing stations and viral cleaning kits on our online store which is currently under construction. Initially, from our online store, we will offer only our Covid cleaning products. As time goes on and this pandemic moves behind us, we will offer a wide variety of products targeting facility managers in commercial, manufacturing and government sectors. When our Bantec Online store is operational, we intend to offer free delivery as well.”

About Bantec

Bantec, Inc., a product and service company, through its subsidiaries and divisions, sells to facility managers, engineers, maintenance managers, purchasing managers and contract officers who work for hospitals, universities, manufacturers, commercial businesses, local and state governments and the US Government. Our difference that matters consists of establishing lifelong customer and supplier friendships, responding immediately to our customers' needs, and providing products and services through a highly technically trained, motivated and incentivized workforce.

Forward-Looking Statements

Certain statements in this press release may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include projections of matters that affect revenue, operating expenses or net earnings; projections of growth; and assumptions relating to the foregoing. Such forward-looking statements are generally qualified by terms such as: “plans, “anticipates,” “expects,” “believes” or similar words. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or qualified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking information. These factors are discussed in greater detail in our Form 10 filed with the U.S. Securities and Exchange Commission.

Contacts:

Michael Bannon

Chairman & CEO

mike@bantecinc.com